Exhibit 99.7

Consent to be Named as a Director

September 8, 2023

Banyan Acquisition Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto, including the joint proxy statement/consent solicitation statement/prospectus included therein, as a nominee to the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the joint proxy statement/consent solicitation statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,
/s/ George Koutsogiorgas
George Koutsogiorgas